                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934



[X]  Filed by the Registrant
[ ]  Filed by a Party other than the Registrant


Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                               REXENE CORPORATION
                (Name of Registrant as Specified In Its Charter)


               (Name of Person(s) Filing Proxy Statement, if other
                              than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1)  Title of each class of securities to which transaction applies:


     2)  Aggregate number of securities to which transaction applies:


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     4)  Proposed maximum aggregate value of transaction:


     5)  Total fee paid



[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:    $

     2)  Form, Schedule or Registration Statement No.:

     3)  Filing Party:

     4)  Date Filed:

                                                        January 7, 1997



Dear Fellow Employee:

                  A stockholder group led by Mr. Guy P. Wyser-Pratte is seeking to call a special meeting of stockholders to gain control of the Company by replacing the Board of Directors and changing certain Company by-laws. Wyser-Pratte states that it intends these actions to lead to a sale of the Company to a buyer to be determined by the Wyser-Pratte nominated Board. We are opposed to this course of action that the Board strongly believes is not in the best interests of Rexene, its employees or stockholders.

                  The Wyser-Pratte group owns approximately 10.1 percent of the outstanding shares of Rexene common stock and they have announced their intention to solicit our stockholders to obtain voting rights (proxies) for an additional 40 percent of our outstanding shares that will allow them to call the special meeting. We, in turn, will solicit our shareholders to reject this request. Both groups have filed preliminary proxy solicitation materials which must be reviewed by the Securities and Exchange Commission (SEC) in order for this proxy solicitation process to proceed. These filings have resulted in numerous media stories you have seen or heard.

                  We are  in the  early  stages  of  this  process  which  could continue for several months. The attached press release and letter to stockholders describes our recent filing of a preliminary (not yet reviewed by the SEC) proxy statement in response to a preliminary proxy statement filed by the Wyser-Pratte group.

                  To summarize, the Rexene directors will not support any effort that would force the Company into a "sell at any price" environment where our competitive position would be put at risk and the Company would be sold at an unacceptably low price. The Wyser-Pratte group's actions are, in our view, both not necessary and not likely to maximize the value of Rexene Common Stock for the reasons that are detailed on page seven (attached) of the Company's preliminary proxy statement.

                  When the solicitation of stockholders of a publicly-traded company occurs, the SEC requires certain disclosures which go beyond normal material financial performance disclosures. For example, much of the normally confidential discussions between Rexene and Huntsman are disclosed in our preliminary proxy statement to explain the good faith efforts of the Rexene Board of Directors to respond to Mr. Huntsman's offers.

                  As you are aware, Huntsman has made three proposals to the Company. A summary of the deficiencies in Mr. Huntsman's third proposal is found on page five (attached) of the preliminary proxy statement. Following Huntsman's second proposal, the Rexene Board of Directors determined that it would be appropriate to explore other possible options that could be beneficial to the Company. Neither subsequent discussions with Mr. Huntsman nor explorations of other options to date have resulted in an acceptable proposal.

                  Our position relative to the last Huntsman offer is simple. Your Company's directors, like the directors of any public Company, have a responsibility to manage the Company in the best interest of stockholders. While the Rexene directors do not believe that $16 per share fully reflects the Company's longterm prospects, if a fully-financed cash offer at that price, on customary terms for all the common stock, that could be completed in 60 days were made, the Rexene directors have stated they would remove the so-called poison pill and let stockholders consider it.

                  To date, despite what you may read in press reports issued by Mr. Huntsman, we have not received an offer that meets these criteria.

                 You should know that we are not opposed to a sale if an offer is made that reflects the Company's long-term prospects and whose conditions and timing do not inhibit the company's ability to operate or put the company's value at risk. We have not received such an offer and we continue to believe that our long-term strategic plan will best maximize stockholder value when compared to any of the unacceptable offers we have received.

                  You are all aware of the significant, value enhancing activities that are presently underway within the Company. Our new REXflex polymer plant has completed its mechanical start up and is in the initial stage of polymer production. Production cost improvements at Rexene Products, manufacturing capability improvements and globalization of our sales and marketing efforts at both Rexene Products and CT Film, and planned capacity expansions in our polyethylene business are progressing and will improve our value on a continuing basis.

                  I want to thank you for your efforts in 1996 and for not allowing these distractions to interrupt an excellent operating performance. While 1996 pricing did not allow the extraordinary financial results achieved in 1995, financial results in 1996 were positive and it was a year of excellent progress for Rexene Products and CT Film.

                  Undoubtedly, you have questions or will be asked about the Wyser-Pratte proxy solicitation process. Any media, or other public inquiries related to this process should be referred to Neil Devroy or Bernie McNamee. A list of individuals participating in this process for the Company is also attached.
                                              Sincerely,
                                              /s/ Andrew J. Smith
                                              -------------------
                                              Andrew J. Smith
                                              Chairman of the Board
                                              and Chief Executive Officer

                                                       Contact: Neil Devroy
                                                                (972) 450-9101


             REXENE FILES REVISED REVOCATION SOLICITATION STATEMENT



                  DALLAS, TX: January 2, 1997 -- Rexene Corporation (NYSE: RXN) said today that is has filed a revised preliminary revocation solicitation statement with the Securities and Exchange Commission in opposition to the solicitation and mailing made in late December by Guy P. Wyser-Pratte, Wyser-Pratte & Co., Inc. and Spear, Leeds & Kellogg to call a special meeting of Rexene stockholders. The Rexene Board of Directors opposes the calling of a special meeting because it believes that the matters to be proposed by the Wyser-Pratte group at the meeting would not be in the best interest of Rexene's stockholders.

                  In a letter to stockholders that accompanies the preliminary revocation solicitation statement, Rexene Chairman and Chief Executive Officer Andrew J. Smith notes that the activities of the Wyser-Pratte group follow three proposals by the Huntsman Corporation to acquire all of the outstanding shares of common stock of Rexene. The third and latest proposal was to acquire the company at a price of $16 per share. However, that proposal did not provide for any financing and, in the view of the Rexene Board, was highly conditional and not likely to lead to a transaction in the near term.

                  "Much has been written and said by the Wyser-Pratte group and Mr. Huntsman concerning Huntsman's various proposals to acquire Rexene," Mr. Smith writes. "So that there is no misunderstanding about where the Rexene Board stands, I would like to make our position perfectly clear. Although in the Rexene Board's view a $16 price does not fully reflect the long-term prospects of the Company, at this time the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days. If such an offer were made, the Board would take all actions necessary to make the Company's stockholder rights plan (the so-called 'poison pill') inapplicable to such an offer. To date, we have not received any offers that meet these conditions."

                  The preliminary revocation statement also notes that the latest Huntsman proposal prohibited the Company from continuing to implement its capital expenditure program and placed other unacceptable restrictions on the Company's ability to operate. Therefore, in the Board's view, the value of the Company would have been materially diminished over the long period of time contemplated by the proposal. Huntsman's proposal also continued demands for "lock-up" stock options and "break-up" fees that, in the view of the Company's counsel, were illegal under Delaware law.

                  Mr. Smith's letter says, "Stockholders should keep in mind that if the Wyser-Pratte group gains control of the Board of Directors and is thereafter incapable of selling the Company at $16 per share . . . the Wyser-Pratte directors -- who have no experience in managing a specialized polymer company like Rexene -- will be forced to manage the Company or sell the Company at an unacceptably low price." The full text of Mr.
Smith's letter to stockholders and a list of participants is attached.

                  Rexene Corporation, through its Rexene Products and CT Film divisions, manufactures thermoplastic resins and plastic film. Headquartered in Dallas, Texas, the Company has manufacturing facilities in Texas, Wisconsin, Georgia, Delaware, Utah and in England.

                               Rexene Corporation
                                5005 LBJ Freeway
                               Dallas, Texas 75244



                                                 January __, 1997




Dear Fellow Stockholder:

         As you may know, a group headed by Mr. Guy P. Wyser-Pratte is seeking to call a special meeting of stockholders of Rexene Corporation. The purpose of this effort by the Wyser-Pratte group is to gain control of your Company to take actions that, in the view of the Rexene Board of Directors, are not in the best interests of Rexene's stockholders. The purpose of the accompanying Revocation Solicitation Statement is to ask you, Rexene stockholders, to oppose the Wyser-Pratte group's attempt to call a special meeting.

         The activities of the Wyser-Pratte group follow three proposals made by the Huntsman Corporation to acquire all of the outstanding shares of common stock of Rexene. The third and latest proposal was to acquire the Company at a price of $16 per share. However, as described in greater detail on page 5 of the accompanying Revocation Statement, the proposal did not provide for any financing to buy your stock and would have placed unacceptable restrictions on the Company's ability to operate during the pendency of what would likely be a lengthy transaction. In addition, in the view of the Rexene Board, the proposal was highly conditional and not likely to lead to a transaction in the near term, even if financing was obtained. The Board was greatly concerned that the value of the Company could be materially diminished over the long period of time contemplated by the proposal.

         Much has been written and said by the Wyser-Pratte group and Mr. Huntsman concerning Huntsman's various proposals to acquire Rexene. So that there is no misunderstanding about where the Rexene Board stands, I would like to make our position perfectly clear:

         Although the Rexene Board believes a $16 per share price does not fully reflect the long-term prospects of the Company, at this time the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days. If such an offer were made, the Board would take all actions necessary to make the Company's stockholder rights plan (the so-called "poison pill") inapplicable to such an offer. To date, we have not received any offers that meet these conditions.

         As you will read in the accompanying Revocation Solicitation Statement, I and representatives of the Company's financial advisor traveled to Salt Lake City on two occasions to meet with Jon Huntsman to discuss his stated interest in Rexene. Representatives of the Company and its financial advisor, at the direction of Rexene's Board of Directors, also sought out other companies and investment firms to assess their interest in engaging in a transaction with the Company.

         We continue to believe that implementing our long-term strategic plan, beginning with the start-up of our REXflex(R) polymers plant in the fourth quarter of this year and culminating with the start-up in 1998 of the first "compact process" linear low density polyethylene plant in the United States, is in the best interests of stockholders. Accordingly, your Board is proceeding with its strategic plan to enhance value for stockholders through the growth of Rexene's specialty businesses.

         Stockholders should keep in mind that if the Wyser-Pratte group gains control of the Board of Directors and is thereafter incapable of selling the Company at $16 per share (as the current Board of Directors has been despite its knowledge of the Company and efforts in this regard), the Wyser-Pratte directors -- who have no experience in managing a specialized polymer company like Rexene -- will be forced to manage the Company or sell the Company at an unacceptably low price. THE BOARD OF DIRECTORS URGES YOU NOT TO EXECUTE OR DELIVER WYSER-PRATTE'S GOLD AGENT DESIGNATION CARD. IF YOU HAVE RETURNED WYSER-PRATTE'S GOLD AGENT DESIGNATION CARD, WE URGE YOU TO EXECUTE AND DELIVER REXENE'S WHITE REVOCATION CARD TODAY.

         The enclosed Revocation Solicitation Statement contains information as to reasons why you should, and how to, revoke any previously signed and returned Wyser-Pratte GOLD agent designation card.

         Thank you for your continued support.

                                                    Sincerely,



                                                    Andrew J. Smith
                                                    Chairman of the Board
                                                    and Chief Executive Officer

PAGE 5 EXCERPTED FROM REXENE PROXY SOLICITATION STATEMENT

Board terminate defensive measures against a fully financed cash offer after 90 days, unless the stockholders of the Company vote to support the Board's policy of opposition to such offer and (ii) provide that the Company shall not be governed by Section 203 ("Section 203") of the Delaware General Corporation Law (the "DGCL").

         On October 17, 1996, Mr. Smith and representatives of Schroder Wertheim met with Mr Huntsman and another representative of Huntsman as a follow-up to the September 16, 1996 meeting. At this meeting, Mr. Huntsman stated that the acquisition of the Company was no longer as important to Huntsman's business as he visualized several months earlier, but that he might be willing to consider a transaction at no more than $15.50 per share of Common Stock so long as the Board did not oppose such an offer. In the view of Mr. Smith and the Schroder Wertheim representatives, Mr. Huntsman did not express any urgent interest in pursuing a transaction. Following the meeting, Mr. Smith asked the Company's general counsel to furnish to Huntsman a copy of the Company's form of confidentiality/standstill agreement for execution so that the Company could provide Huntsman and its representatives with non-public information to facilitate a due diligence review by Huntsman of the Company.

         On October 29, 1996, the Company received from Mr. Huntsman a letter in which he (i) indicated that Huntsman would not execute a confidentiality/standstill agreement with the Company and (ii) proposed that Huntsman acquire all of the outstanding shares of Common Stock at $16 per share. Mr. Huntsman's letter stated that the Huntsman offer was "unconditional both with respect to financing and due diligence." Later that same day, Mr. Smith telephoned Mr. Huntsman to request the details of Huntsman's proposal and a draft merger agreement for review by the Board and the Company's counsel.

         On November 1, 1996, the Company's counsel received a draft merger agreement from Huntsman's counsel.

         On November 4, 1996, the Board of Directors met to consider Huntsman's latest proposal, including the terms of Huntsman's draft merger agreement. The Rexene directors determined that Huntsman's proposal was unacceptable for the following reasons:

         o         Huntsman had no financing for its proposal

         o Huntsman's proposal was subject to numerous conditions and, in the Board's view, not likely to lead to a transaction in the near term, even if financing was obtained

         o The proposal prohibited the Company from continuing to implement its capital expenditure program and placed other unacceptable restrictions on the Company's ability to operate during the pendency of the transaction

         o In the Board's view, the value of the Company could be materially diminished over the long period of time contemplated by the proposal

         o Huntsman's proposal contained demands for "lock-up" stock options and "breakup" fees that, in the view of the Company's counsel, were illegal under Delaware law

         The Board unanimously determined that Mr. Smith should contact Mr. Huntsman and advise him that the Board believed that Huntsman should increase the purchase price it was proposing and modify the terms of its proposal to make the accomplishment of a transaction more certain for the Rexene stockholders. In addition, the Company's counsel was instructed to communicate the Board's position to Huntsman's counsel.

PAGE 7 EXCERPTED FROM REXENE PROXY SOLICITATION STATEMENT

               RECOMMENDATION BY THE COMPANY'S BOARD OF DIRECTORS



         The Board opposes the calling of the Special Meeting as proposed by the Wyser-Pratte Group, principally because, in its opinion:

         The proposed actions of the Wyser-Pratte Group are unnecessary:

         o At this time, the Board would not oppose a fully-financed cash offer to acquire all of the outstanding Common Stock on customary terms at $16 per share, as long as the offer is capable of being consummated through a tender offer or otherwise within 60 days.

         o The Board has determined that it will take all actions that are necessary to make the Company's stockholders rights plan (the so-called "poison pill") inapplicable to an offer that meets the foregoing conditions.

         o The Board has taken active steps to determine the interest of Huntsman and others in potential business combinations with the Company, beginning even before the Wyser-Pratte Group purchased shares of Common Stock and more than two months before the Wyser-Pratte Group filed a preliminary version of the Wyser-Pratte Solicitation Statement with the SEC.

         o The Wyser-Pratte Group's proposal to amend the Bylaws to require the Board to take certain actions regarding a fully financed tender offer would not have applied to any of the Huntsman proposals, because none of them were financed or provided for a tender offer.

         The proposed Wyser-Pratte Group actions are not likely to maximize the value of the Common Stock:

              o In the Board's view, if the Wyser-Pratte Group gains control of the Board and is incapable of selling the Company at $16 per share (as the current Board of Directors has been despite its knowledge of the Company and efforts in this regard), the Wyser-Pratte directors -- who have no experience in managing a specialized polymer company like Rexene -- will be forced to manage the Company or sell the Company at an unacceptably low price.

              o If the Wyser-Pratte Group is successful in installing a new Board, a "change in control" would result under certain of the Company's outstanding indebtedness, which would require the Company to repay such indebtedness and could force Rexene into bankruptcy if it was unable to refinance such indebtedness.

              o The Board continues to believe it is currently not a propitious time to sell or auction a petrochemical and polymer company like Rexene because current stock market prices for Rexene and other companies in these industries are depressed and fail to reflect their expected long-term value.

              o A new Board that has only a short-term view and no experience or interest in managing a specialized polymer company is not likely to promote continued growth of the Company and the long-term value of the Common Stock.

              o The capital expenditure programs authorized by the Board and now in progress are intended to maximize stockholder value through increased cash flow and earnings in future years, yet in the Board's view the Wyser-Pratte Group has no interest in any method to maximize stockholder value other than an immediate sale.

                 SUMMARY INFORMATION CONCERNING THE PARTICIPANTS


         Lavon N. Anderson, age 61, has served as President and Chief Operating Officer of the Company since January 1991 and as a director since February 1990. From May 1988 to January 1991, Dr. Anderson was Executive Vice President - Manufacturing and Technical of Rexene. Dr. Anderson has held positions in engineering, manufacturing and research and development at Rexene since 1972. Mr. Anderson beneficially owns 54,383 shares of Common Stock of the Company, which includes 52,583 shares which Mr. Anderson has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         James R. Ball, age 52, is a private investor and is engaged in private consulting. Mr. Ball served Vista Chemical Company in a number of capacities from 1984 to 1994, including Vice President, Marketing from July 1984 to August 1987, Senior Vice President, Commercial from August 1987 to February 1992, Executive Vice President and Chief Operations Officer, from February 1992 to July 1992, and President and Chief Executive Officer from July 1992 to December 1994. Prior to July 1984, Mr. Ball held various positions with Conoco since
1969. Mr. Ball is a director of The Carbide/Graphite Group. Mr. Ball beneficially owns 2,000 shares of Common Stock of the Company.

         Harry B. Bartley, Jr., age 68, has served as a director of the Company since April 1995. He is currently retired. Mr. Bartley served Hoechst Celanese Corporation in a number of capacities from 1950 to 1989, including President of Celanese Chemical Co. from 1976 to 1987, President of Hoechst Celanese Chemical Group from 1987 to 1989 and director of Hoechst Celanese Corporation from 1987 to 1989. Mr. Bartley beneficially owns 3,000 shares of Common Stock of the Company, which includes 2,000 shares which Mr. Bartley has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         R. James Comeaux, age 57, has served as a director of the Company since April 1995. He has served as President of Management Associates, a consulting firm, since April 1993. From August 1989 to January 1993, Mr. Comeaux was President, Chief Executive Officer and Director of Arcadian Corporation, a fertilizer manufacturer. Prior to such time, Mr. Comeaux was Senior Vice President of FINA, Inc. from 1984 to 1989 and served Gulf Oil Corporation in a number of capacities from 1967 to 1984. Mr. Comeaux beneficially owns 5,000 shares of Common Stock of the Company, which includes 2,000 shares which Mr. Comeaux has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

          Neil J. Devroy, age 49, has served as Vice President of Communications and Support Services of the Company since March 1995. From November 1990 to February 1995 Mr. Devroy served as Director of Communications and Public Affairs of the Company. Mr. Devroy beneficially owns 9,408 shares of Common Stock of the Company, which includes 8,408 shares which Mr. Devroy has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

          Arthur L. Goeschel, age 74, has served as a director of the Company since March 1992. Mr. Goeschel served as Chairman of the Board of the Company from March 1992 to April 1996. He also served as a director of the Company from April 1988 to May 1989. Mr. Goeschel is presently retired. He was Chairman of the Board of Tetra Technologies, Inc., a company which recycles and treats environmentally sensitive by-product and wastewater streams, and then markets end-use chemicals extracted from such streams, from November 1992 to October 1993. He is a director of Calgon Carbon Corporation and National Picture Frame Corporation and a member of the board of trustees of the Dreyfus-Laurel Mutual Funds. Mr. Goeschel beneficially owns 27,834 shares of Common Stock of the Company.

         William B. Hewitt, age 58, has served as a director of the Company since February 1990. He has been President of Union Corporation, a receivables management and customer service outsourcing company, since May 1995 and Chairman of the Board and Chief Executive Officer of Capital Credit Corporation, a receivables management company, since September 1991. Mr. Hewitt was Executive Vice President of First Manhattan Consulting Group, a management consulting firm, from 1980 to September 1991. He is also a director of the Union Corporation. Mr. Hewitt beneficially owns 27,000 shares of Common Stock of the Company.

         Ilan Kaufthal, age 49, has served as a director of the Company since September 1992. He has been a managing director of Schroder Wertheim & Co. Incorporated, an investment banking firm, since 1987. He is also a director of United Retail Group, Inc., Cambrex Corporation and Russ Berrie & Company. Mr. Kaufthal beneficially owns 27,000 shares of Common Stock of the Company, all of which Mr. Kaufthal has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         Jack E. Knott, age 42, has served as a director of the Company since April 1996 and as Executive Vice President of the Company and President of Rexene Products, a division of the Company, since March 1995. Prior thereto, Mr. Knott had been Executive Vice President - Sales and Market Development of the Company since March 1992. Prior thereto, Mr. Knott was an Executive Vice President of the Company since January 1991 and President of CT Film, a decision of the Company, since February 1989. Mr. Knott beneficially owns 47,333 shares of Common Stock of the Company, which includes 43,333 shares which Mr. Knott has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         Bernard J. McNamee, age 61, has served as Executive Vice President, Secretary and General Counsel of the Company since April 1995. Prior thereto, Mr. McNamee had been Vice President, Secretary and General Counsel of the Company since May 1993. From September 1989 to November 1992, Mr. McNamee was Vice President and General Counsel of Ferro Corporation, a multinational manufacturer of specialty materials. Mr. McNamee beneficially owns 37,000 shares of Common Stock of the Company, which includes 34,000 shares which Mr. McNamee has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         Charles E. O'Connell, age 65, has served as a director of the Company since April 1995. He is currently retired. From 1985 to 1988, Mr. O'Connell served as President of the Society of Plastics Industries, a trade association. From 1964 to 1984, he served Gulf Oil Corporation in a variety of capacities. Mr. O'Connell beneficially owns 2,000 shares of Common Stock of the Company, all of which Mr. O'Connell has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         Jeff F. Perera, age 43, has served as Executive Vice President and Chief Financial Officer of the Company since May 1996. Prior thereto, Mr. Perera served as Vice President of the Company from January 1991 to April 1996 and as Controller of the Company from February 1989 to April 1996. Mr. Perera beneficially owns 17,670 shares of Common Stock of the Company, all of which Mr. Perera has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         James M. Ruberto, age 49, has served as Executive Vice President - Administration of the Company since January 1996. Prior thereto, Mr. Ruberto had been Executive Vice President of the Company and President of CT Film, a division of the Company, since March 1992. Mr. Ruberto served as Executive Vice President Sales and Market Development of the Company from January 1991 to March 1992 and as Executive Vice



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


President - Marketing and Business Planning of Rexene Products, a division of the Company, from April 1989 to January 1991. Mr. Ruberto beneficially owns 43,333 shares of Common Stock of the Company, all of which Mr. Ruberto has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         Kenneth Siegel, age 39, has been a managing director of Schroder Wertheim since 1991 and served in various other capacities at such firm prior to such date. Mr. Siegel does not beneficially own any shares of Com- mon Stock. Mr. Siegel's address is c/o Schroder Wertheim & Co. Incorporated, 787 Seventh Avenue, New York, New York 10019.

         Andrew J. Smith, age 55, has served as Chairman of the Board since April 1996 and as Chief Executive Officer and director of the Company since March 1992. From December 1991 to March 1992, he was engaged in private consulting. From June 1991 to December 1991, he was President and Chief Operating Officer of Itex Enterprises, Inc., an environmental remediation company. Mr. Smith also served as a consultant to the Company from January 1991 to June 1992. Immediately prior thereto, he had been a director of Rexene since May 1988 and the President and Chief Executive Officer of Rexene since June 1988. Prior thereto, he had held various positions with Rexene since 1976. Mr. Smith beneficially owns 103,557 shares of Common Stock of the Company, which includes 77,000 shares which Mr. Smith has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         Jonathan R. Wheeler, age 45, has served as Executive Vice President of the Company and President of CT Film, a division of the Company, since January 1996. Prior thereto, Mr. Wheeler served as Executive Vice President - Administration of the Company from April 1995 to January 1996 and as Senior Vice President Administration from December 1990 to April 1995. Mr. Wheeler beneficially owns 38,500 shares of Common Stock of the Company, which includes 38,000 shares which Mr. Wheeler has the right to acquire with 60 days upon the exercise of options granted to him pursuant to the Company's stock option plans.

         On July 7, 1992, the United States Bankruptcy Court for the District of Delaware entered an order confirming a First Amended Plan of Reorganization, which became effective on September 18, 1992, relating to the Company's bankruptcy proceedings pursuant to voluntary petitions filed by the Company's predecessor under Chapter 11 of the United States Bankruptcy Code on October 18, 1991. Messrs. Anderson, Goeschel, William Hewitt and Smith, directors of the Company, were also directors of the Company's predecessor that filed such petitions.

         The address of each of the persons listed above other than Mr. Siegel is c/o Rexene Corporation, 5005 LBJ Freeway, Dallas, Texas 75244.



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